Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement of LeddarTech Holdings Inc. on Amendment no. 4 to Form F-1 (the “Registration Statement”), filed February 14, 2025, of our report dated December 24, 2024, with respect to the consolidated financial statements of LeddarTech Holdings Inc. for the two years in the period ended September 30, 2024 and the adjustments to retrospectively apply the reporting of discontinued operations for the year ended September 30, 2022, which appears in the Registration Statement; and to the reference to our firm under the heading “Experts” in the prospectus forming a part of the foregoing Registration Statement.

/s/ Richter LLP

Montréal, Québec, Canada
February 14, 2025

MONTRÉAL 1981 McGill College Montréal QC H3A 0G6 514.934.3400	TORONTO 181 Bay St., #3510 Bay Wellington Tower Toronto ON M5J 2T3 416.488.2345	CHICAGO 200 South Wacker Dr., #3100 Chicago, IL 60606 312.828.0800 RICHTER.CA